Exhibit 99.1

In the press release issued at 12:00 CET on October 24, 2013, titled “Strong Sales Growth Continues Led by China and Active Safety”, the “Comments from Jan Carlson, President and CEO” and “Outlook” sections contained misstated language regarding the growth outlook. The correct press release follows, in full. The misstated and corrected statements are identified and described on a page at the end of this release.

Financial Report

July - September 2013

Strong Sales Growth Continues Led by China and Active Safety

(Stockholm, October 24, 2013) – – – For the three month period ended September 30, 2013, Autoliv Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the world leader in automotive safety – reported consolidated sales of $2,119 million, the highest third quarter sales in Autoliv’s history. The operating margin was 8.8% excluding costs related to antitrust investigations and capacity alignments (non-U.S. GAAP measure, see enclosed reconciliation table). Organic sales* growth of close to 9% exceeded the Company’s expectation by almost 3 percentage points (pp).

Cash flow from operations was $206 million, highest for a third quarter ever, and operating income was $182 million, including $3 million in costs related to antitrust investigations and capacity alignments. Income before taxes was $177 million and net income was $125 million. Earnings Per Share (EPS) increased by 5% to $1.29, assuming dilution.

For the fourth quarter, Autoliv’s strong organic sales growth is expected to continue by more than 9%. The operating margin is expected to be around 9% excluding costs related to antitrust investigations and capacity alignments. We expect 2013 full year organic sales to grow by more than 5%, as compared to the previous indication for growth at around 4%. The operating margin indication remains unchanged at around 9% excluding costs related to antitrust investigations and capacity alignments, mainly due to adverse currency effects and operational inefficiencies.

Comments from Jan Carlson, President and CEO

“We had a solid quarter, delivering strong growth and better than expected margins. Even though we have challenges I am very pleased with the Company’s overall excellent performance. As in the previous quarter, China and Active Safety products contributed significantly to our strong growth, while operational issues and currencies negatively affected our margins.

We recently held an opening ceremony for our new propellant plant in China, the Company’s biggest investment to date, which will start production in the beginning of 2014. This is another important step in our investment strategy, a strategy which will support our strong growth and build long term competitive advantage as we continue to build the most geographically dispersed global footprint in our industry.

Looking forward, we expect strong growth to continue into the fourth quarter, again driven largely by China and Active Safety, but also by important model launches and production ramp-ups in Europe, Japan and Brazil. In addition to our strong growth in Active Safety we target to achieve our long term company margin range of 8% to 9% for this business in the next two to three years. Based on strong order intake over the last few years we further believe we are gaining market share in certain product areas.

In parallel with these positive developments we are challenged to continue the transition of our European footprint at the highest possible pace. An increasing part of our growth is also coming from Europe where we have a currently unfavorable situation and from Brazil where we have supply chain challenges. These challenges in combination with our investments in Active Safety will continue to put pressure on our margins leading into 2014.

Our current growth shows that we have the right strategy and as we execute towards our strategic targets as outlined at our capital market day and complete our current company transformation, we will build an even stronger Autoliv. In the future we envision that our products and systems will save 150,000 lives every year.”

An earnings conference call will be held at 2:30 p.m. (CET) today, October 24. To follow the webcast, or obtain the pin code and phone number, please access www.autoliv.com. The conference call slides will be available on our web site as soon as possible following the publication of this earnings report.

Market Overview

During the three month period from July-September 2013, global Light Vehicle Production (LVP) is estimated by IHS to have increased by almost 4% compared to the same quarter in 2012. This was a slightly larger increase than the 3% growth expected by IHS in July.

In Europe, where Autoliv generates more than 30% of its sales, LVP is estimated to have grown by over 2%. This was 5 pp better than IHS’s expectations in July. In Western Europe, the LVP is estimated to have grown by 2% compared to the 3% decline expected at the beginning of the quarter. In Eastern Europe the LVP is estimated to have grown by over 3% compared to a 2% decline expected at the beginning of the quarter.

In the Americas, which constitutes roughly 35% of Autoliv’s sales, LVP increased by 6%, which was in line with IHS’s expectations in July. In North America the increase was 6%, more than 1 pp lower than the previous expectation. In South America the increase was over 4%, a 5 pp improvement compared to the July estimate.

In China, which accounts for more than 15% of Autoliv’s sales, LVP grew by 8%, an improvement of 1 pp compared to the July expectations.

In Japan, which accounts for almost 10% of Autoliv’s sales, LVP grew by almost 2%, 2 pp better than expected.

In the Rest of Asia (RoA), which represents approximately 10% of Autoliv’s sales, LVP was flat compared to the 3% increase expected in July. Virtually the entire difference came from South Korea, where LVP increased by 2% compared to a previously expected increase of 14%.

Consolidated Sales

Compared to the third quarter of 2012 consolidated sales increased by close to 9% to $2,119 million. This consolidated sales growth compares favorably to the growth of around 5% expected at the beginning of the quarter. Currency effects were negligible, giving organic sales* growth of close to 9%. The reason that Autoliv exceeded its quarterly guidance was higher than expected organic sales growth in all regions, primarily in Europe where light vehicle production volumes were higher than previously expected. Favorable vehicle mix in China also contributed to our sales growth.

Sales by Product

Sales of airbag products (including steering wheels and passive safety electronics) increased by over 7% to $1,364 million compared to the same quarter in 2012. Excluding negative currency effects, airbag sales grew by 8% organically*. Sales were particularly strong in Asia with 15% organic growth and with knee airbags which globally grew by around 50% organically.

Sales of seatbelt products increased by 6% to $659 million compared to the same quarter in 2012. Excluding positive currency effects of around 1%, organic sales* grew by 5%. The strongest growth came from well-performing platforms and production ramp-ups of active seatbelts in Europe as well as production ramp-ups in China.

Sales of active safety products (automotive radars, night vision systems and vision cameras with driver assist systems) grew by around 69% to $96 million compared to the same quarter in 2012. Excluding close to 2 pp positive currency effects, organic sales* grew by 67%. This strong growth was primarily driven by the continued roll-out of Collision

Prevention Assist for Mercedes and the start of production of Mercedes’ new S-Class. Production ramp-ups within several GM brands also contributed to the growth.

Sales by Region

Autoliv’s third quarter sales outgrew the global LVP with 5%. All regions grew faster organically than the LVP, Europe by more than 2%, the Americas by close to 4% and Asia by close to 8%.

Consolidated sales from Autoliv’s European companies increased by 10% to $645 million. This included positive currency effects of more than 5%, resulting in an organic sales* growth of close to 5%. Autoliv’s strong performance primarily resulted from higher sales to well-performing premium brands such as BMW, Jaguar/Land Rover and Maserati. Strong sales for several other high Autoliv content vehicles such as Renault’s Clio, Peugeot’s 2008 and Volvo’s V40 also contributed.

Consolidated sales from Autoliv’s companies in the Americas increased by over 9% to $757 million. Currency effects were negligible resulting in over 9% organic sales* growth. In North America Autoliv’s growth was mainly due to Collision Prevention Assist related sales to Mercedes. Growth also came from high sales of Ford’s Fusion, as well as Nissan’s Pathfinder and recently launched Sentra.

Consolidated sales from Autoliv’s companies in China increased by close to 21% to $342 million. Excluding positive currency effects of close to 4%, organic sales* growth was around 17%. This strong performance in China was driven by continued strong demand for high Autoliv content vehicles, especially with Chinese OEMs such as Great Wall’s Haval H6 and Jianghuai Auto’s Refine S5, as well as Ford’s Kuga and Hyundai’s Santa Fe.

Consolidated sales from Autoliv’s companies in Japan declined by close to 14% to $173 million. Excluding a 21% negative currency effect, organic sales* grew by 7%. The sales increase was primarily related to the ramp-up of Mazda’s CX-5, Toyota’s Land Cruiser Prado and RAV 4, all successful export models.

Consolidated sales from Autoliv’s companies in RoA increased by 9% to $202 million. Excluding a 1% positive effect from currencies, organic sales* increased by 8%. This increase was driven by sales increases in South Korea for Hyundai’s ix35 and Kia’s Sportage and in India by increases with Suzuki, especially A-Star, and Hyundai’s recently launched i10. This increase was also due to production ramp-ups in Thailand for Mitsubishi’s Mirage and Montero Sport.

Earnings

For the third quarter 2013 gross profit amounted to $405 million and gross margin to 19.1%, compared to $388 million and 19.9% respectively, during the same quarter last year. The higher gross profit was mainly driven by our sales growth, while the decline in gross margin was mainly due to operational inefficiencies in Europe and adverse currency effects.

Operating income was $182 million, or 8.6% of sales, compared to $187 million, or 9.6% of sales for the third quarter of 2012. Research, Development and Engineering (R, D&E) net, was more than $23 million higher, due to higher costs and unusually high engineering income in the third quarter of 2012. Costs related to antitrust investigations and capacity alignments of $3 million reduced the operating margin by almost 0.2 pp.

Excluding these costs, operating margin was 8.8%* for the quarter compared to our expectation of “around 8.5%”. This improvement is driven by the higher than expected organic sales growth in the quarter.

Income before taxes increased by $2 million to $177 million, despite the lower operating income. Income attributable to controlling interest was $124 million, compared to $117 million for the third quarter of 2012. The effective tax rate was 29.3% compared to 32.6% for the same quarter of 2012. In the third quarter of 2012 discrete tax items, net increased the tax rate by 4.1 pp. This quarter the discrete tax items, net are negligible.

Earnings Per Share (EPS) assuming dilution improved by 6 cents, or 5%, to $1.29, mainly due to a lower effective tax rate and lower interest expense, net. The weighted average number of shares outstanding assuming dilution increased by 0.5% to 96.2 million from 95.7 million during the same quarter of 2012.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $206 million compared to $131 million for the same period last year. The strong improvement was mainly due to timing-related effects in working capital.

Cash flow before financing* amounted to $112 million compared to $32 million during the same quarter 2012. Capital expenditures, net of $93 million were $22 million more than depreciation and amortization expense in the quarter and $5 million less than capital expenditures during the same quarter of 2012. Capital expenditures, net were 4.4% of sales, down from 5.0% in the third quarter of 2012.

Operating working capital* decreased to 7.9% of sales compared to 8.0% at the end of the previous quarter. The Company has a target that working capital in relation to the last 12 month sales, should not exceed 10%.

Account receivables increased in relation to sales to 73 days outstanding from 72 days on June 30, 2013 and was unchanged compared to September 30, 2012. Days inventory outstanding increased to 31 days from 29 days on June 30, 2013, but decreased from 32 days on September 30, 2012.

The Company’s net cash position* increased by $76 million during the quarter to $508 million on September 30, 2013. Gross interest-bearing debt was up $16 million to $640 million. During the quarter the Company paid out dividends of $48 million.

During the quarter total equity increased by $127 million to $4,032 million, due to net income of $125 million, positive currency effects of $39 million, common stock incentives of $9 million and pension liabilities of $2 million, offset by dividends of $48 million.

Launches in the 3rd Quarter:

•	Nissan’s new X-Trail/Rouge: Inflatable curtains, side airbags and safety electronics.

•	BMW’s new X5: Active seatbelts with pretensioners, night vision and vision system.

•	Hyundai’s new i10: Driver airbag, passenger airbag, inflatable curtains, side airbags and safety electronics.

•	Honda’s new Jade: Side airbags and seatbelts with pretensioners.

•	Guangzhou Auto’s new GA3: Driver airbag with steering wheel, passenger airbag, inflatable curtains, side airbags and seatbelts with pretensioners.

•	BMW’s new i3 and i8: Passenger airbag, side airbags, knee airbag, seatbelts with pretensioners and vision system.

•	Peugeot’s new 308: Driver airbag with steering wheel, passenger airbag, seatbelts with pretensioners and safety electronics.

•	BMW’s new 4-series: Inflatable curtains, side airbags, active seatbelts with pretensioners and vision system.

•	Honda’s new Fit: Inflatable curtains.

Market Overview First Nine Months

During the nine-month period from January – September 2013, global LVP is estimated by IHS to have increased by more than 2%.

In Europe, LVP decreased by more than 1%. In Western Europe the decline was 3%, while LVP in Eastern Europe increased by 1%.

In the Americas, LVP increased by 6%. In North America the increase was 5% and in South America 11%.

In China, LVP grew by 11% and in the RoA by 1%.

In Japan, LVP declined by more than 8% compared to the same period in 2012, partly due to the 2012 build-up phase after the 2011 earthquake and tsunami affecting the comparison.

Consolidated Sales

For the first nine months of 2013, consolidated sales increased by close to 4% to $6,452 million, compared to the same period in 2012. Sales were negatively impacted by $20 million from adverse currency effects and by $17 million from a divestiture in 2012. Excluding these negative effects the organic sales* increase was more than 4%.

Sales of airbag products grew by close to 3% to $4,167 million. Excluding adverse currency effects organic sales* grew by over 3%.

Sales of seatbelt products grew by 2% to $2,041 million. Excluding positive currency effects and a negative effect from a small divestiture in 2012, organic sales* grew by more than 2%.

Sales of active safety products increased by close to 59% to $244 million. Excluding a positive currency effect of 1%, organic sales* increased by close to 58%.

Sales from Autoliv’s European companies increased by 1% to $2,040 million. Excluding positive currency effects of close to 3% and the negative effect from a 2012 divestiture, organic sales* decreased by almost 1%.

Sales from Autoliv’s companies in the Americas increased by close to 7% to $2,301 million. Excluding positive currency effects, the organic sales* growth was 6%.

Sales from Autoliv’s companies in China increased by over 21% to $969 million. Excluding positive currency effects, the organic sales* growth was 19%.

Sales from Autoliv’s companies in Japan decreased by 22%, to $505 million. Excluding negative currency effects of 18%, the organic sales* decrease was close to 5%.

Sales from Autoliv’s companies in the RoA increased by 7% to $637 million. Excluding positive currency effects of close to 2%, the organic sales* growth was over 5%.

Earnings

Gross profit amounted to $1,250 million and gross margin to 19.4% compared to $1,251 million and 20.1%, respectively, in the first nine months of 2012. The decline in gross margin was mainly due to operational inefficiencies in Europe and adverse currency effects.

Operating income increased by $28 million to $559 million. Operating margin increased by 0.2 pp to 8.7%. Costs for the capacity alignment program were over $7 million and costs related to the antitrust investigations were $6 million. These costs were $66 million lower than in the same period 2012. Excluding these costs the operating margin* was 8.9% compared to 9.8% for the same period last year, primarily affected by $30 million higher R, D&E net, operational inefficiencies and adverse currency effects.

Income before taxes increased by $41 million to $539 million, which was $13 million more than the increase in operating income mainly due to lower interest expense.

Net income attributable to controlling interest amounted to $386 million compared to $344 million for the same period in 2012. Income tax expense was $150 million. The effective tax rate was 27.8% compared to 30.7% for the same nine month period last year. Discrete tax items, net caused a decrease in the tax rate in 2013 of 0.5 pp versus an increase of 1.7 pp for the same period last year. The country mix effect in 2013 compared favorably to 2012.

Earnings Per Share (EPS) amounted to $4.02 assuming dilution compared to $3.63 for the same period of 2012. EPS was positively affected by 51 cents from lower costs related to antitrust investigations and capacity alignments, by 16 cents from a lower effective tax rate and 6 cents from lower interest expense, net. This was partly offset by a 28 cent decrease from lower underlying operating profit and by a 5 cent decrease from having a higher number of shares outstanding. The average number of shares outstanding increased by 1% to approximately 96 million assuming dilution.

Cash Flow and Balance Sheet

Operations generated $539 million in cash and $270 million before financing* compared to $447 million and $189 million, respectively, for the same period in 2012. Capital expenditures, net amounted to $267 million and depreciation and amortization to $211 million compared to $261 million and $204 million, respectively, in the same period in 2012.

The Company’s net cash position* increased to $508 million on September 30, 2013 from $361 million nine months earlier, despite dividend payments of $144 million. Gross interest bearing debt increased by $7 million to $640 million.

Total equity increased by $256 million due to $389 million from net income, $21 million from common stock incentives and $5 million from pension liabilities. This was partially offset by dividends of $144 million and negative currency effects of $15 million.

Headcount

Compared to the end of the previous quarter, total headcount (permanent employees and temporary personnel) increased by 1,956 persons to 55,511 on September 30, 2013. More than 1,800 of these additions were in low cost countries.

Currently, 72% of Autoliv’s total headcount are direct workers in manufacturing, 71% are in low cost countries and 18% are temporary personnel. A year ago these ratios were 71%, 68% and 20%, respectively.

Outlook

For the fourth quarter Autoliv’s consolidated sales are expected to grow by around 9% compared to the same quarter of 2012. Excluding negative currency effects organic sales are expected to grow by more than 9%. The operating margin is expected to be around 9%, excluding costs related to antitrust investigations and capacity alignments. The impact from operational inefficiencies, adverse currency effects and higher R, D&E costs are expected to offset the positive margin effect from the higher organic sales.

Full year 2013 organic sales growth is expected to be more than 5%, which is more than 1 pp above the previous indication for growth of around 4%. Consolidated sales growth is expected to be around 5% as currency effects and the effect from a 2012 divestiture are expected to have a combined negative effect of about 0.5 pp. The operating margin expectation remains unchanged at around 9%, excluding costs related to the antitrust investigations and capacity alignments, as the effects from adverse currency movements, and operational inefficiencies, are expected to offset the benefit from the higher organic sales.

The costs for the capacity alignment program are now expected to be within the $20 to $40 million range, compared to the previous indication of $25 to $50 million. We now expect the effective tax rate for the full year to be around 28% (excluding any discrete items), up from the previous expectation of around 27%. This increase is primarily due to a shift in mix, where proportionately more earnings are generated from countries with higher tax rates. Operations are expected to generate approximately $0.7 billion of cash flow and capital expenditures are expected to be around 4.5% of sales in 2013, both unchanged from previous indication.

Other Significant Events

•	On August 13, 2013, Autoliv’s Board of Directors renewed the Company’s previous mandate to repurchase up to 3.2 million common shares. Autoliv’s management can, subject to legal requirements, now initiate buybacks of Autoliv shares opportunistically at their own discretion. In addition to the required filings with the SEC, purchases under the buyback program would be communicated by the Company on its corporate website (www.autoliv.com/shares) shortly after the end of the calendar month in which the transactions were made.

•	In conjunction with the Frankfurt Auto show in September, Autoliv announced a new adaptable seatbelt for improved safety for all occupants, especially children. This unique new seatbelt can substantially reduce the load on small occupants while also improving the protection for larger occupants. It is a purely mechanical solution that offers adaptability to the occupant size and the severity of a crash at a reasonable cost.

•	Autoliv further introduced the world’s first Night Vision Fusion System with high definition (HD) and enhanced pedestrian and animal detection. Debuting on the Mercedes’ new S-Class, the dual-infrared camera system combines the advantages of a far infrared camera with the benefits of a near infrared camera to deliver the most advanced and effective night vision system ever featured on an automobile.

Dividend

The Company will pay, as previously announced, a quarterly dividend of 50 cents per share for the fourth quarter on Thursday, December 5, 2013 to Autoliv stockholders of record on the close of business on Wednesday, November 20, 2013. The ex-date when the shares will trade without the right to the dividend will be Monday, November 18, 2013.

Next Report

Autoliv intends to publish its quarterly earnings report for the fourth quarter 2013 on Friday, January 31, 2014.

Footnotes

*	Non-U.S. GAAP measure, see enclosed reconciliation table.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report to stockholders, Form 10-K annual report, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; changes in general industry or regional market conditions; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; fluctuation in vehicle production schedules; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Misstated and correct statements

Misstated:

Cash flow from operations was $206 million and operating income was $182 million, including $3 million in costs related to antitrust investigations and capacity alignments.

Correct:

Cash flow from operations was $206 million, highest for a third quarter ever, and operating income was $182 million, including $3 million in costs related to antitrust investigations and capacity alignments.

Misstated:

In addition to our high investments and strong growth in Active Safety we anticipate that margins in this business could reach the low end of our long term corporate target range in the next two to three years.

Correct:

In addition to our strong growth in Active Safety we target to achieve our long term company margin range of 8% to 9% for this business in the next two to three years.

Misstated:

The positive effects from our growth are also partially offset by an unfavorable product mix and negative currency impact. Due to these challenges we do not see positive margin development from higher sales for 2013. We foresee unfavorable product mix, and margin constraints to continue into 2014.

Correct:

An increasing part of our growth is also coming from Europe where we have a currently unfavorable situation and from Brazil where we have supply chain challenges. These challenges in combination with our investments in Active Safety will continue to put pressure on our margins leading into 2014.

Misstated:

Uncertainty of the effects from the upcoming frontal airbag legislation currently makes demand in the Brazilian market unpredictable.

Correct:

The sentence is removed.

Key Ratios

	Quarter July - September		First 9 months		Latest 12	Full year
	2013	2012	2013	2012	months	2012

Earnings per share, basic	$1.29	$1.23	$4.03	$3.71	$5.49	$5.17
Earnings per share, diluted1)	$1.29	$1.23	$4.02	$3.63	$5.47	$5.08
Total parent shareholders’ equity per share	$41.83	$38.63	$41.83	$38.63	$41.83	$39.36
Cash dividend paid per share	$0.50	$0.47	$1.50	$1.39	$2.00	$1.89
Operating working capital, $ in millions2)	670	633	670	633	670	579
Capital employed, $ in millions3)	3,524	3,437	3,524	3,437	3,524	3,415
Net (cash) debt, $ in millions2)	(508)	(265)	(508)	(265)	(508)	(361)

Gross margin, %4)	19.1	19.9	19.4	20.1	19.3	19.9
Operating margin, %5)	8.6	9.6	8.7	8.5	8.6	8.5

Return on total equity, %6)	12.6	13.0	13.4	13.1	13.8	13.6
Return on capital employed, %7)	21.0	22.5	21.7	21.4	21.4	21.3

Average no. of shares in millions1)	96.2	95.7	96.0	94.9	96.0	95.1
No. of shares at period-end in millions8)	95.9	95.4	95.9	95.4	95.9	95.5
No. of employees at period-end9)	45,475	40,213	45,475	40,213	45,475	41,747
Headcount at period-end10)	55,511	50,413	55,511	50,413	55,511	50,962
Days receivables outstanding11)	73	73	73	69	74	66
Days inventory outstanding12)	31	32	31	31	31	30

1)	Assuming dilution and net of treasury shares. 2) Non-GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Net income relative to average total equity. 7) Operating income and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares. 9) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 10) Includes temporary hourly personnel. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

Consolidated Statements of Net Income

(Dollars in millions, except per share data)

	Quarter July - September		First 9 months		Latest 12	Full year
	2013	2012	2013	2012	months	2012
Net sales
Airbag products	$1,363.9	$1,268.7	$4,166.9	$4,062.0	$5,496.9	$5,392.0
Seatbelt products	659.0	621.4	2,040.6	1,998.9	2,698.2	2,656.5
Active safety products	96.1	57.0	244.0	153.9	308.3	218.2

Total net sales	2,119.0	1,947.1	6,451.5	6,214.8	8,503.4	8,266.7

Cost of sales	(1,714.1)	(1,559.5)	(5,201.8)	(4,964.0)	(6,858.3)	(6,620.5)

Gross profit	404.9	387.6	1,249.7	1,250.8	1,645.1	1,646.2

Selling, general & administrative expenses	(93.8)	(88.8)	(286.7)	(276.3)	(377.1)	(366.7)
Research, development & engineering expenses, net	(120.2)	(96.8)	(379.7)	(350.0)	(485.1)	(455.4)
Amortization of intangibles	(5.1)	(4.8)	(15.3)	(14.5)	(21.0)	(20.2)
Other income (expense), net	(3.5)	(9.8)	(9.3)	(78.9)	(28.9)	(98.5)

Operating income	182.3	187.4	558.7	531.1	733.0	705.4

Equity in earnings of affiliates, net of tax	1.8	1.8	5.4	5.3	8.2	8.1
Interest income	0.9	0.9	2.5	2.4	3.5	3.4
Interest expense	(8.1)	(10.9)	(24.3)	(32.6)	(33.4)	(41.7)
Other financial items, net	(0.3)	(4.1)	(2.9)	(7.6)	(1.9)	(6.6)

Income before income taxes	176.6	175.1	539.4	498.6	709.4	668.6

Income taxes	(51.7)	(57.1)	(150.0)	(153.0)	(180.0)	(183.0)

Net income	$124.9	$118.0	$389.4	$345.6	$529.4	$485.6

Less; Net income attributable to non-controlling interest	1.0	0.5	3.3	1.2	4.6	2.5
Net income attributable to controlling interest	$123.9	$117.5	$386.1	$344.4	$524.8	$483.1

Earnings per share1)	$1.29	$1.23	$4.02	$3.63	$5.47	$5.08

1)	Assuming dilution and net of treasury shares.

Consolidated Balance Sheets

(Dollars in millions)

	September 30 2013	June 30 2013	March 31 2013	December 31 2012	September 30 2012
Assets
Cash & cash equivalents	$1,134.7	$1,042.4	$990.5	$977.7	$908.2
Receivables, net	1,710.8	1,716.5	1,674.5	1,509.3	1,577.4
Inventories, net	642.4	617.1	613.5	611.0	623.4
Other current assets	221.0	219.1	170.6	191.2	193.3

Total current assets	3,708.9	3,595.1	3,449.1	3,289.2	3,302.3

Property, plant & equipment, net	1,291.8	1,244.6	1,230.9	1,232.8	1,194.9
Investments and other non-current assets	328.3	321.1	337.8	341.3	293.0
Goodwill assets	1,608.5	1,602.7	1,604.3	1,610.8	1,610.3
Intangible assets, net	82.7	87.1	92.2	96.2	101.7

Total assets	$7,020.2	$6,850.6	$6,714.3	$6,570.3	$6,502.2

Liabilities and equity
Short-term debt	$216.4	$183.8	$72.1	$69.8	$158.1
Accounts payable	1,114.1	1,128.5	1,076.9	1,055.9	1,055.2
Other current liabilities	837.5	804.9	795.0	724.1	758.7

Total current liabilities	2,168.0	2,117.2	1,944.0	1,849.8	1,972.0

Long-term debt	423.5	440.2	561.0	562.9	497.4
Pension liability	263.9	258.3	256.9	255.4	199.5
Other non-current liabilities	132.5	129.1	129.4	126.1	131.7

Total non-current liabilities	819.9	827.6	947.3	944.4	828.6

Total parent shareholders’ equity	4,011.6	3,886.1	3,803.9	3,758.6	3,685.5
Non-controlling interest	20.7	19.7	19.1	17.5	16.1

Total equity	4,032.3	3,905.8	3,823.0	3,776.1	3,701.6

Total liabilities and equity	$7,020.2	$6,850.6	$6,714.3	$6,570.3	$6,502.2

Consolidated Statements of Cash Flows

(Dollars in millions)

	Quarter July - September		First 9 months		Latest 12	Full year
	2013	2012	2013	2012	months	2012

Net income	$124.9	$118.0	$389.4	$345.6	$529.4	$485.6
Depreciation and amortization	71.2	68.3	210.6	204.0	279.8	273.2
Other, net	13.8	(11.0)	38.4	13.4	34.8	9.8
Changes in operating assets and liabilities	(3.8)	(44.6)	(99.7)	(115.7)	(64.1)	(80.1)

Net cash provided by operating activities	206.1	130.7	538.7	447.3	779.9	688.5

Capital expenditures, net	(93.2)	(97.7)	(267.4)	(261.3)	(366.5)	(360.4)
Acquisitions of businesses and other, net	(0.6)	(0.7)	(1.0)	3.5	(2.3)	2.2

Net cash used in investing activities	(93.8)	(98.4)	(268.4)	(257.8)	(368.8)	(358.2)

Net cash before financing1)	112.3	32.3	270.3	189.5	411.1	330.3

Net increase (decrease) in short-term debt	32.0	(19.9)	147.8	(26.6)	54.6	(119.8)
Issuance of long-term debt	—	26.1	—	32.5	66.0	98.5
Repayments and other changes in long-term debt	(20.7)	(0.5)	(135.0)	(8.9)	(135.5)	(9.4)
Dividends paid	(47.9)	(44.9)	(143.5)	(129.9)	(191.2)	(177.6)
Common stock options exercised	6.9	2.3	16.0	12.1	16.8	12.9
Common stock issue, net	—	—	—	106.3	—	106.3
Dividend paid to non-controlling interests	—	—	(0.4)	(0.8)	(0.4)	(0.8)
Other, net	0.1	(0.1)	0.9	(1.0)	0.5	(1.4)
Effect of exchange rate changes on cash	9.6	(4.4)	0.9	(4.2)	4.6	(0.5)

Increase in cash and cash equivalents	92.3	(9.1)	157.0	169.0	226.5	238.5
Cash and cash equivalents at period-start	1,042.4	917.3	977.7	739.2	908.2	739.2

Cash and cash equivalents at period-end	$1,134.7	$908.2	$1,134.7	$908.2	$1,134.7	$977.7

1)	Non-GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below presents changes in “organic sales growth” as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

	Quarter July - September
	Airbag Products		Seatbelt Products		Active Safety		Total
	%	$	%	$	%	$	%	$
Organic change	8.0	$101.3	4.9	$30.5	66.9	$38.2	8.7	$170.0
Currency effects	(0.5)	(6.1)	1.2	7.1	1.7	0.9	0.1	1.9
Acquisitions/divestitures	—	—	—	—	—	—	—	—

Reported change	7.5	$95.2	6.1	$37.6	68.6	$39.1	8.8	$171.9

	First 9 months January - September
	Airbag Products		Seatbelt Products		Active Safety		Total
	%	$	%	$	%	$	%	$
Organic change	3.4	$137.3	2.4	$47.8	57.5	$88.5	4.4	$273.6
Currency effects	(0.8)	(32.4)	0.5	10.5	1.0	1.6	(0.3)	(20.3)
Acquisitions/divestitures	—	—	(0.8)	(16.6)	—	—	(0.3)	(16.6)

Reported change	2.6	$104.9	2.1	$41.7	58.5	$90.1	3.8	$236.7

Sales by Region

	Quarter July - September
	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	4.7	$27.4	9.3	$64.6	7.1	$14.1	17.2	$48.6	8.2	$15.3	8.7	$170.0
Currency effects	5.3	31.4	0.1	0.7	(20.9)	(41.8)	3.5	10.0	0.9	1.6	0.1	1.9
Acquisitions/divestitures	—	—	—	—	—	—	—	—	—	—	—	—

Reported change	10.0	$58.8	9.4	$65.3	(13.8)	$(27.7)	20.7	$58.6	9.1	$16.9	8.8	$171.9

	First 9 months January - September
	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(0.7)	$(13.9)	6.3	$134.8	(4.6)	$(29.8)	18.9	$150.8	5.3	$31.7	4.4	$273.6
Currency effects	2.7	55.3	0.5	12.0	(17.8)	(116.3)	2.3	18.6	1.7	10.1	(0.3)	(20.3)
Acquisitions/divestitures	(0.8)	(16.6)	—	—	—	—	—	—	—	—	(0.3)	(16.6)

Reported change	1.2	$24.8	6.8	$146.8	(22.4)	$(146.1)	21.2	$169.4	7.0	$41.8	3.8	$236.7

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	September 30	June 30	March 31	December 31	September 30
	2013	2013	2013	2012	2012
Total current assets	$3,708.9	$3,595.1	$3,449.1	$3,289.2	$3,302.3
Total current liabilities	(2,168.0)	(2,117.2)	(1,944.0)	(1,849.8)	(1,972.0)

Working capital	1,540.9	1,477.9	1,505.1	1,439.4	1,330.3
Cash and cash equivalents	(1,134.7)	(1,042.4)	(990.5)	(977.7)	(908.2)
Short-term debt	216.4	183.8	72.1	69.8	158.1
Derivative asset and liability, current	(0.2)	0.0	(1.3)	0.0	4.6
Dividends payable	47.9	47.8	47.8	47.7	47.7

Operating working capital	$670.3	$667.1	$633.2	$579.2	$632.5

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. Included in the DRD is also the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair values.

	September 30 2013	June 30 2013	March 31 2013	December 31 2012	September 30 2012
Short-term debt	$216.4	$183.8	$72.1	$69.8	$158.1
Long-term debt	423.5	440.2	561.0	562.9	497.4

Total debt	639.9	624.0	633.1	632.7	655.5
Cash and cash equivalents	(1,134.7)	(1,042.4)	(990.5)	(977.7)	(908.2)
Debt-related derivatives	(13.5)	(13.8)	(15.7)	(15.8)	(12.1)

Net (cash) debt	$(508.3)	$(432.2)	$(373.1)	$(360.8)	$(264.8)

ITEMS AFFECTING COMPARABILITY

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter July - September 2013			Quarter July - September 2012
	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP
Operating income	$185.6	$(3.3)	$182.3	$197.1	$(9.7)	$187.4
Operating margin, %	8.8	(0.2)	8.6	10.1	(0.5)	9.6
Income before taxes	$179.9	$(3.3)	$176.6	$184.8	$(9.7)	$175.1
Net income	$127.1	$(2.2)	$124.9	$124.5	$(6.5)	$118.0
Return on capital employed, %	21.4	(0.4)	21.0	23.2	(0.7)	22.5
Return on total equity, %	12.8	(0.2)	12.6	13.5	(0.5)	13.0
Earnings per share, diluted 2)	$1.31	$(0.02)	$1.29	$1.30	$(0.07)	$1.23

	First 9 months 2013			First 9 months 2012
	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP
Operating income	$572.1	$(13.4)	$558.7	$610.0	$(78.9)	$531.1
Operating margin, %	8.9	(0.2)	8.7	9.8	(1.3)	8.5
Income before taxes	$552.8	$(13.4)	$539.4	$577.5	$(78.9)	$498.6
Net income	$398.6	$(9.2)	$389.4	$403.4	$(57.8)	$345.6
Capital employed	$3,533	$(9)	$3,524	$3,495	$(58)	$3,437
Return on capital employed, %	22.2	(0.5)	21.7	24.3	(2.9)	21.4
Return on total equity, %	13.7	(0.3)	13.4	15.1	(2.0)	13.1
Earnings per share, diluted 2)	$4.12	$(0.10)	$4.02	$4.24	$(0.61)	$3.63
Total parent shareholders’ equity per share	$41.93	$(0.10)	$41.83	$39.24	$(0.61)	$38.63

1)	Capacity alignment and antitrust investigations. 2) Assuming dilution and net of treasury shares.